                            EMBASSY ACQUISITION CORP.
                                       AND
                                ORTHODONTIX, INC.
                           ENTER INTO LETTER OF INTENT
                            FOR BUSINESS COMBINATION



Miami, Florida and Coral Gables, Florida (May 6, 1997)...... Embassy Acquisition
Corp. ("Embassy") (OTC: MBCA) and Orthodontix, Inc. ("Orthodontix") together announce they have entered into a letter of intent regarding a business combination of Orthodontix and Embassy (the "Transaction"). Orthodontix was founded in September 1996 by Stephen Grussmark, DDS and F.W. Mort Guilford to provide practice management services to orthodontic practices. Embassy is a publicly held corporation formed in November 1995 to effect a business combination with a business entity.

Orthodontix has reached agreements in principle to acquire certain assets and assume certain liabilities and provide long term management services to orthodontic practices in exchange for cash and shares of common stock (the "Practice Acquisitions"). Orthodontix has conducted no operations to date other than in connection with the Practice Acquisitions. Concurrently with and as a condition to, the closing of the Transaction, Orthodontix shall consummate the Practice Acquisitions.

Under the terms of the proposed Transaction, at the closing of the Transaction, Orthodontix will become a wholly owned subsidiary of Embassy and (i) each share of Orthodontix capital stock outstanding (after giving effect to the closing of the Practice Acquisitions") shall be converted into one share of Common Stock of Embassy; and (ii) each option to purchase shares of Orthodontix Common Stock outstanding shall be converted into an option to purchase an identical number of shares of Embassy at an identical price per share and on identical terms. Based on the current price per share of Embassy Common Stock ($9.25 per share), at the closing of the Practice Acquisitions (assuming the Practice Acquisitions represent orthodontic practices totaling $20 million of revenue) and the Transaction, Embassy would be obligated to issue approximately 2.8 million shares of Common Stock and expend up to approximately $2.5 million in consideration for the Transaction. Embassy currently has outstanding 2,540,000 shares of Common Stock and warrants entitling the holder to purchase an additional 120,000 shares of Common Stock.

Embassy Board member, Stephen J. Dresnick, M.D., has agreed to become Chairman of the Board of Directors of the combined companies. Dr. Dresnick will continue to serve as President and CEO of Sterling Healthcare Group, Inc., a position he has held since he founded Sterling in 1987 and will continue as the Vice Chairman of the Board of FPA Medical Management, Inc. a national physician practice management company.

The closing of the Transaction is subject to, among other things, the consummation by Orthodontix of Practice Acquisitions consisting of orthodontic practices that had generated no less than $20 million in gross revenue for the year ended December 31, 1996, the execution of a definitive agreement, the approval of the Transaction by the Board of Directors and shareholders of Embassy and Orthodontix and the registration with the Securities and Exchange Commission of among other securities, the shares of Embassy Common Stock to be issued in the Transaction. The letter of intent may be terminated by either party if a definitive agreement has not been executed by August 30, 1997.

For further information, please contact Glenn L. Halpryn, President of Embassy Acquisition Corp. at (305) 374-6700 and F.W. Mort Guilford, President of Orthodontix at (305) 446-8661.